UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

          Date of report (Date of Earliest Event Reported: (01-16-2002)


                      GENERAL MOTORS ACCEPTANCE CORPORATION
              ----------------------------------------------------
               (Exact name of registrant specified in its charter)

                                    Delaware
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

             1-3754                                38-0572512
    ----------------------------       ------------------------------------
    (Commission File No.)              (I.R.S. Employer Identification No.)

              200 Renaissance Center, Detroit, Michigan 48265-2000
              ----------------------------------------------------

                                  313-665-6266
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS


                 GMAC 2001 and 4th Quarter 2001 Earnings Summary

General Motors Acceptance Corporation (GMAC) earned consolidated net income of $1,786 million in calendar year 2001, an increase of 11% from the $1,602 million earned in 2000. These earnings set an annual record for GMAC, with 2001 net income being the seventh straight year of increase.

             In 2001, net income from financing operations totaled $1,255 million, up 19% from the $1,055 million earned in the prior year. Lower market interest rates and increased asset levels more than offset weakness in off-lease residual values, higher credit losses, and wider borrowing spreads that have occurred in the wake of negative rating agency actions.

            GMAC Insurance Holdings, Inc. generated net income of $200 million in 2001, a decline of 9% from $220 million earned in 2000. The decrease is due to a reduction in capital gains, reflecting general weakness in the equity markets, partially offset by improved underwriting results.

            GMAC Mortgage Group, Inc. earned $331 million in 2001, up slightly from the $327 million earned last year. The results reflect strong new origination volumes which kept pace with the large run-off of home mortgages that occurs during periods of high refinance activity.

            Fourth quarter 2001 consolidated results were a record for the quarter and totaled $435 million, up 6% from the $409 million earned in the final quarter of 2000. For the quarter, net income from financing operations totaled $251 million, up from $243 million earned a year ago. GMAC Insurance Holdings, Inc. generated net income of $76 million in the fourth quarter of 2001, up from the $50 million earned in the same period last year. GMAC Mortgage Group, Inc. earned $108 million in the fourth quarter, down from the $116 million earned in the fourth quarter of 2000, yet still achieved their second highest quarterly profit.

                                     # # # #

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.


                                       GENERAL MOTORS ACCEPTANCE CORPORATION
                                       ----------------------------------------
                                                  (Registrant)


Dated:  January 16, 2002               By  s/  GERALD E. GROSS
                                       ----------------------------------------
                                              (Gerald E. Gross, Controller)